UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2019

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.

Wind Energy Project

On September 13, 2019, Agri-Energy, LLC (“Agri-Energy”), a wholly owned subsidiary of Gevo, Inc. (the “Company”), entered into an Environmental Attributes Purchase and Sale Agreement (the “Purchase Agreement”) with Rock County Wind Fuel, LLC (“RCWF”), an affiliate of Juhl Clean Energy Assets, Inc. (“Juhl Energy”), which provides for Agri-Energy to purchase from RCWF all environmental attributes, including renewable energy credits, related to the development of a wind electrical energy generating facility (the “Project”) on certain land leased near Agri-Energy’s biofuels production facility located in Luverne, Minnesota (the “Luverne Plant”). The Project will be comprised of two 2.5 megawatt wind turbines with a maximum output capacity of 5.0 megawatts and is expected to achieve commercial operation in the first or second quarter of 2020.

The electricity generated by the Project will be purchased by Agri-Energy from the City of Luverne, Minnesota. The electricity from the Project will be delivered directly to the Luverne Plant through a direct transmission line from the wind generation units, thereby enabling the wind electricity to meet California’s requirement to be counted in determining the carbon intensity of the renewable transportation fuels produced by Agri-Energy under California’s Low Carbon Fuel Standard Program.

The Purchase Agreement has an initial term of 20 years from the date of commercial operation and can be renewed for up to an additional five-year term upon mutual agreement of the parties. If RCWF is unable to satisfy or declines to waive certain conditions precedent prior to June 30, 2020, including conditions related to permitting, project financing, municipal interconnection and entering into a satisfactory power purchase agreement with the Missouri River Energy Services, the Purchase Agreement may be terminated by either party. If the Purchase Agreement is terminated as a result of certain breaches by Agri-Energy, Agri-Energy shall be required to pay a set amount of liquidated damages to RCWF. The Purchase Agreement also contains customary representations and warranties, and also contains mutual indemnification obligations.

In connection with financing the Project, Agri-Energy agreed to invest up to $1,500,000 in shares of Juhl Energy’s Series A Preferred Stock at a price of $1.00 per share (the “Juhl Energy Investment”). The Juhl Energy Investment is governed by (i) that certain Shareholders’ Agreement, dated as of September 13, 2019, by and between Juhl Energy and Agri-Energy (the “Shareholders’ Agreement”); (ii) that certain Subscription Agreement for 1,000,000 shares of Series A Preferred Stock, dated as of September 13, 2019, by and between Juhl Energy and Agri-Energy; (iii) that certain Subscription Agreement for 500,000 shares of Series A Preferred Stock, dated as of September 13, 2019, by and between Juhl Energy and Agri-Energy; and (iv) that certain Pledge Agreement, dated as of September 13, 2019, by and between Agri-Energy and RCWF, pursuant to which Agri-Energy pledged some of its shares of Juhl Energy’s Series A Preferred Stock, and any proceeds therefrom, to secure its obligations under the Purchase Agreement. Under the Shareholders’ Agreement, in the event that the Purchase Agreement is terminated by RCWF due to a breach by Agri-Energy, Juhl Energy shall have the option to purchase all of Agri-Energy’s shares of Series A Preferred Stock of Juhl Energy, subject to certain terms and conditions.

Potential Conversion of 2020 Notes

In an effort to reduce the Company’s outstanding debt, the Company may, in its sole discretion, from time to time induce the holders of its outstanding 12% convertible senior secured notes due in March of 2020 (the “Notes”) to convert a portion of the Notes into shares of common stock of the Company at a discount to current trading prices or on a dollar-for-dollar basis, and such inducements may also be conditioned upon lock up arrangements entered into with the holders of the Notes on sales of the Company’s common stock. Any such conversions would reduce the aggregate principal amount outstanding under the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: September 18, 2019	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary